AGREEMENT OF SALE


          THIS AGREEMENT OF SALE (hereinafter referred to as

"this Agreement"), made as of this 24th day of November, 1997

(the "Effective Date"), by and between THE MIRAGE CASINO-HOTEL, a

Nevada corporation (the "Mirage"), TREASURE ISLAND CORP., a

Nevada corporation ("Treasure Island"), tenants in common (Mirage and Treasure Island being hereinafter collectively referred to as

"Seller") and H-S LAS VEGAS ASSOCIATES, a general partnership consisting of TRIZECHAHN CENTERS, INC., a California corporation

(formerly known as Ernest W. Hahn, Inc.) and HOWARD HUGHES

PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership,

as general partners ("Buyer");

              STATEMENT OF BACKGROUND AND PURPOSE

          Buyer is the owner, developer and operator of Fashion

Show Mall, a regional shopping center (the "Mall") located in Las

Vegas, Nevada.  Seller owns a parcel of land more particularly described in Exhibit A attached hereto (the "Property") which is adjacent to the Mall but separated by a private road known as

Fashion Show Drive.

          The State of Nevada (the "State") through the Nevada

Department of Transportation ("NDOT") is currently in the process of constructing a highway project (the "Highway Project") known as the I-15/Spring Mountain Road Interchange Project which will affect portions of the Property and the Mall.

          Seller and the State have previously entered into a

certain Public Highway Agreement, dated April 8, 1996, as amended

                         Exhibit 10(lll)
by Public Highway Agreement dated March 31, 1997 (such original

Public Highway Agreement as amended being referred to herein as the "Public Highway Agreement") providing for certain land

conveyances and other matters affecting the Property in

connection with the Highway Project.

          Buyer wishes to purchase the Property from Seller to

use the Property in connection with the expansion of the Mall

(the "Mall Expansion").  In order to accomplish the Mall

Expansion in a manner satisfactory to the State and Buyer, the

State and Buyer have agreed to make certain changes in the

alignment of various road systems located on the Property and the

Mall Property as affected by the Highway Project.

          Seller, Buyer and the State wish to have the State

proceed with certain aspects of the construction of the Highway

Project prior to the conveyance of the Property from Seller to

Buyer and Seller has agreed to grant to the State certain

construction easements as hereinafter set forth.

          As part of the sale of the Property, Buyer has agreed

to accept an assignment and assumption of all Seller's rights and obligations under the Public Highway Agreement as the same relate to the Property, as more specifically set forth herein.

          NOW, THEREFORE, IN CONSIDERATION of the mutual

covenants and agreements of the parties hereto, as are

hereinafter set forth, and for other good and valuable

consideration, the receipt and adequacy of which are hereby

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acknowledged by each party hereto, the parties hereto do hereby covenant and agree as follows:

          Section 1.  Purchase and Sale of Property:  Seller

hereby agrees to sell to Buyer and Buyer hereby agrees to

purchase from Seller, upon the terms and subject to the

conditions which are hereinafter set forth, a certain tract of land in Clark County, Nevada, containing 16.2 acres,

          which parcel of land is legally described in Exhibit A attached hereto. Said tract of land, together with any and all improvements thereon, outbuildings and fixtures, and any and all rights, alleys, ways, waters, easements, rights of way, privileges, appurtenances and advantages, to the same belonging or in any way appertaining, including, but not limited to, easements and rights to offsite storm water retention/ detention and appurtenances located on adjacent property to be retained by Seller
          (all of the foregoing real property,
          improvements and appurtenances being
          hereinafter together called "the Property").

          The Property shall not include the light poles,

fixtures, equipment and fencing currently attached to the

Property which shall be removed by Seller as provided in Section

7.2 below.

          Section 2.  Survey:  Seller has previously delivered to

Buyer a survey acceptable to Buyer which Survey conclusively establishes the acreage of the Property as 16.2 acres.

          Section 3.  Purchase Price:  Buyer shall pay to Seller

as the purchase price for the Property (hereinafter referred to

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as the "Purchase Price"), an amount equal to Twenty-Four Million

Three Hundred Thousand Dollars ($24,300,000).

          3.1.  Payment of Purchase Price: At the Closing, Buyer

shall deliver to Nevada Title Company ("Escrow Agent") the entire

Purchase Price, less the Deposit, in cash or other immediately available funds.

          3.2.  Earnest Money Deposit:

          3.2.1.  Earnest Money Deposit.  Within one (1) business

day following the Effective Date, Buyer shall deposit with Escrow

Agent an earnest money deposit of Two Hundred Fifty Thousand

Dollars ($250,000.00) (the "Deposit").  The Deposit shall be invested in an interest-bearing account reasonably acceptable to

Buyer and Seller and all interest earned thereon shall become part of the Deposit.  The Deposit shall be applied to the

Purchase Price at the Closing.

          Section 4.  Closing, Title and Possession:

          4.1.  Closing:  Escrow will close for the Property (the

"Closing") on March 31, 1998 (the "Closing Date") unless Buyer elects to terminate pursuant to Section 5.1.2. or the parties agree to extend the Closing Date pursuant to Section 4.6 below.

In no event shall Closing occur later than December 31, 1998

("Outside Closing Date").

          The Closing shall take place at ten o'clock a.m., in

the offices of Nevada Title Company in Las Vegas, Nevada or at such other time and place as Buyer and Seller may agree upon in writing.  The Closing shall be conducted by the Escrow Agent and

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shall follow customary procedures in the escrowing of funds and documents, recording of documents and disbursement of funds to

Seller and other parties.  At Buyer's option, a pre-closing

conference shall be held two business days preceding the Closing

Date at which time all documents will be executed and delivered in escrow to the Escrow Agent so that funding by Buyer, updating of the title report, recording of the deed, release of the

documents from escrow, and disbursement of funds to Seller and other parties in accordance with the provisions of this Agreement are the only events occurring on the Closing Date.

          4.2.  Title:  Seller has delivered to Buyer a

preliminary title report dated February 18, 1997, referenced as

No. 97-02-0637 RMG for the Property prepared by Nevada Title

Company (the "Title Company").  Buyer acknowledges receipt of the title report and agrees that the title exceptions disclosed in

Schedule B of the title report and listed on Exhibit C hereto

(the "Approved Exceptions") are acceptable to Buyer.  At the

Closing, Seller shall convey to Buyer, or its designee or

designees, good and marketable title to the Property in fee

simple, by grant, bargain and sale deed.  Title to the Property to be conveyed to Buyer shall be free and clear of all liens,

encumbrances, easements, covenants, reservations, restrictions,

encroachments and defects of title of any nature, excepting only the Approved Exceptions ("Clear Title").  At the Closing Seller

shall deliver to Buyer, at Seller's sole expense, a CLTA owner's

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policy of title insurance issued by the Title Company showing

Clear Title and in an amount not less than the Purchase Price.

          The parties acknowledge that the Property is subject to

a Lease dated August 8, 1990 between the Mirage and Donrey

Outdoor Advertising Co. (the "Billboard Lease").  At Closing,

Seller shall deliver to Buyer an estoppel certificate from Donrey

Outdoor Advertising Co. ("Donrey") pursuant to which Donrey shall acknowledge Buyer's right to terminate the Billboard Lease as provided in Paragraph 3 of the Addendum to Lease dated May 8,

1997.

          At the Closing, Seller shall execute such form of

"GAP", possession, and "no-lien" affidavits as shall be

reasonably acceptable to the Title Company for purposes of

deleting the related "standard exceptions" to the policy of title insurance, and an affidavit in form reasonably acceptable to

Seller that Seller is not a "foreign person" as defined in

Section 1445 of the Internal Revenue Code, and such other

documents, certificates and instruments as are reasonably

necessary to effectuate the transfer to Buyer of all of Seller's right, title and interest in the Property and all land use

permits, environmental permits and development rights associated with the Property.  Seller hereby agrees that, for so long as this Agreement remains in effect except as set forth in Section

7.3, Seller shall not further encumber or permit or suffer to be further encumbered the title to any or all of the Property by any

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

lien, easement of record or in fact, without obtaining the

Buyer's prior, express written consent thereto.

          Seller at its expense shall take all actions, if

necessary, needed to convey Clear Title to the Property to Buyer in accordance with and without violating any applicable state,

local or other statute, ordinance or regulation governing the subdivision of land, and, if necessary for conveyancing, the

Property shall constitute a separate subdivided lot for purposes thereof; however, if the Buyer designates that the Seller convey separate parcels to separate designees of the Buyer (e.g. certain portions to the Buyer and other portions to department store operators or others), the Buyer at its expense shall be

responsible for additional costs resulting from multiple

conveyances, including, without limitation, any platting,

subdivision, or other governmental approvals as may be required in connection with such separate conveyances, provided that the

Seller shall cooperate in good faith with the Buyer in satisfying any such platting, subdivision and other governmental approvals.

In the event Seller is unable to convey Clear Title to the

Property in all respects as provided in this Subsection 4.2,

Buyer shall have the option of: (i) taking such title as Seller can give without abatement in the Purchase Price except for the amount of any lien or encumbrance which solely encumbers the

Property, and the costs for the satisfaction thereof; or (ii)

requiring Seller to cure any such defect at Seller's cost and expense within a reasonable period of time following notice from

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Buyer to Seller of such defect (provided that Seller shall

commence such cure within twenty (20) days following Buyer's notice to Seller and shall thereafter diligently pursue such cure to completion).  If Buyer makes an election under clause (ii)

above and Seller in good faith is unable to cure the defect

within a reasonable period of time, then as Buyer's sole remedy,

Buyer shall have the right to rescind this Agreement and to

receive the immediate return of the Deposit.

        4.3.  Possession and Burden of Risk:  At the Closing, Seller

shall deliver to Buyer possession of the Property, free of any and all tenancies and other rights to its use or occupancy, except for the Approved Exceptions.  Until the Closing, Seller shall bear the risk of any damage to or destruction of any improvements on the Property.

          4.4.  Closing Costs, Taxes and Adjustments:

          4.4.1.  Closing Costs: At Closing, Buyer will pay (i)

the fees for recording the deed and (ii) one-half (1/2) of the escrow fee,(collectively, "Buyer's Closing Costs"). Seller will pay (i) the premium for the owner's title policy, (ii) the real property transfer tax imposed on the deed pursuant to NRS chapter

375, and (iii) one-half (1/2) of the escrow fee ("Seller's Closing

Costs").

          4.4.2. Real Estate Taxes and Special Assessments:  Real

estate taxes and any assessments on the Property which have been approved by Buyer, which are due and payable for the year in

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which the Closing occurs, shall be prorated between Seller and

Buyer to the Closing Date.

          Seller represents that it has no knowledge of any new

public improvement project from any governmental assessing

authority, the costs of which project may be assessed against the

Property.

          The provisions of this Section 4.4.2 shall survive

Closing.

          4.4.3.  No Further Adjustments:  Except as provided in

Subsections 4.4.1 and 4.4.2 there shall be no adjustment or

proration of costs or expenses related to the Property.

          4.5.  Additional Documents.  At Closing, Buyer and

Seller shall also execute the Assignment Agreement as described in Section 7.1 hereof and the Limited License and Right of Entry

Agreement described in Section 7.2 hereof.

          4.6.  Construction of Garage.  Seller and Buyer

acknowledge that Seller intends to proceed with the construction of a parking garage (the "Garage") to provide parking spaces for

Seller to replace the surface level parking spaces currently located on the Property.  If the Garage is not completed by the

Closing Date but Buyer requires immediate possession of the

Property to begin construction or to fulfil any contractual

obligation, then the Closing shall occur on the Closing Date, but

Buyer shall negotiate in good faith with Seller to provide

parking spaces for Seller's use either on the Property or on other property owned by Buyer.  If the Garage is not completed by

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the Closing Date but Buyer does not require immediate possession of the Property, then the Closing Date shall be extended until the earlier of (i) the completion of the Garage or (ii) the date

Buyer requires possession of the Property.  Seller shall not be obligated to pay Buyer for the use of such spaces other than for

Buyer's out-of-pocket costs incurred in providing such spaces.

Seller's right to use any such spaces shall continue until the

Garage is completed.

          Section 5.  Conditions Precedent to Closing.

          5.1.  Conditions Precedent:  Buyer's obligation

hereunder to complete the Closing shall be conditioned upon the satisfaction, in a manner acceptable to Buyer in Buyer's sole and absolute discretion, or the Buyer's written waiver, of each of the conditions hereinafter set forth (the "Conditions Precedent")

within the time periods hereinafter set forth.

          5.1.1.  NDOT Agreements.  Buyer and NDOT intend,

simultaneously with the execution of this Agreement to enter into an agreement (the "NDOT Agreement"), providing for a revised realignment of Fashion Show Drive as shown on Exhibit "B",

attached hereto.  It shall be a condition to Buyer's obligation to close that NDOT not be in material default under the NDOT

Agreement.

          5.1.2.  Feasibility Analysis.

          (a)  Pursuant to that certain letter of intent dated

February 3, 1997 between Seller and Buyer (the "Letter of

Intent") Buyer has begun a feasibility analysis of the Property.

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

Buyer shall have the right to continue to enter upon the Property and to perform such soil and engineering tests, feasibility

studies, and other physical examination of the Property as Buyer shall deem necessary to determine if the Property is physically suitable for Buyer's intended Mall Expansion.  Buyer shall have the right to continue its feasibility analysis until 90 days after the Effective Date.  Buyer shall have the right to

terminate this Agreement if, on or before (same date as above)

Buyer delivers written notice (the "Termination Notice") to

Seller of its intention to terminate the Agreement.  Buyer may only deliver the Termination Notice if Buyer discovers any

conditions with respect to the Property which, in Buyer's sole and absolute judgment, would materially adversely affect the development or financing of the Property in connection with the expansion of Mall Expansion.  If Buyer delivers the Termination

Notice on or before (same date as above), then this Agreement shall be automatically terminated and the Deposit shall be

returned to Buyer.  Notwithstanding the foregoing, Buyer

acknowledges that it has completed its environmental analysis of the Property and has determined that the Property is acceptable with regard to the presence of any hazardous or toxic materials.

          (b)  Buyer shall coordinate the entry of its agents or

employees onto the Property with Seller's representatives. Prior to any such entry by Buyer, its agents or employees on the

Property, Buyer will provide Seller with a certificate of Buyer's liability insurance policy designating Seller as an additional

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insured, and such certificate will evidence coverage in the amount of $2,000,000 to protect Seller against any loss, damage,

or injury which may occur as a result of Buyer's use of the

Property. Buyer hereby agrees to indemnify, defend and hold

Seller, its officers, directors, employees, agents and

affiliates, and the Property free and harmless from and against all liens, demands, liabilities, causes of action, judgments,

costs, claims, damages, suits, losses, and expenses of any

nature, kind or description, or any combination thereof,

including attorneys' fees as they are incurred, arising from such activities of Buyer, its agents and employees, upon the Property,

and from all mechanic's, materialmen's and other liens resulting from any such conduct.  Notwithstanding anything in this

Agreement to the contrary, Buyer's obligations under this

Subsection (b) shall survive the termination of or Closing under this Agreement.

          5.1.3.  Representations; No Changed Conditions:  At

Closing, receipt by Buyer of evidence satisfactory to Buyer

(e.g. certificates from Seller) that Seller's representations and warranties set forth in this Agreement remain true and correct;

and receipt of evidence satisfactory to Buyer that there have been no changes in facts or circumstances (e.g., a change with respect to title, physical characteristics or zoning) which would render any Condition Precedent unfulfilled as of the Closing Date

(it being the intent hereof that all Conditions Precedent shall remain satisfied as of the Closing Date).

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

          5.2.  Satisfaction of Conditions Precedent:  Buyer

(and, where applicable, Seller) shall proceed in good faith with reasonable diligence to satisfy the Conditions Precedent.  To the extent prudent and practicable, Buyer further shall notify Seller periodically as and when Conditions Precedent have been met.

          All costs of satisfying the Conditions Precedent shall,

unless otherwise specified herein, be borne solely by Buyer;

provided, however, Seller shall render such cooperation and

assistance, without payment of money, as Buyer shall reasonably request in connection with satisfaction of the Conditions

Precedent.

          Section 6.  Representations:

          6.1.  Representations of Seller:  To induce Buyer to

enter into this Agreement, Seller hereby represents and warrants to Buyer, each of which representations and warranties shall survive the Closing, that, on the date hereof and on the Closing

Date:

          6.1.1.  Title:  The title to the Property is held in

fee simple by Seller and is subject to no tenancy or occupancy which will remain in effect at or after Closing except as

expressly provided for herein.

          6.1.2.  Condemnation:  Except for the matters disclosed

in the Public Highway Agreement Seller has no actual knowledge of, and has not received any actual formal or informal notice of,

any threatened or pending condemnation proceeding or other

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litigation relating to or otherwise affecting all or any part of the Property.

          6.1.3.  Waste Disposal on the Property:  Seller has not

used, or permitted to be used, Hazardous Materials on, from or affecting the Property in any manner which violates federal,

state or local law, ordinances, rules, regulations or policies governing the use, storage, treatment, transportation,

manufacture, refinement, handling, production, or disposal of

Hazardous Materials, nor (to the best of Seller's knowledge) have any Hazardous Materials been disposed of by Seller on the

Property.  As used herein, the term "Hazardous Materials" means

(i) any substance defined as a "hazardous substance" under the

Comprehensive Environmental Response, Compensation and Liability

Act, 42 U.S.C.  9601 et seq., as amended, (ii) petroleum,

petroleum products, natural gas, natural gas liquids, liquefied natural gas, and synthetic gas and (iii) any other substance or material deemed to be hazardous, dangerous, toxic, or a pollutant under any federal, state or local law, code, ordinance or

regulation.

          6.1.4.  No Contractual Obligations:  Other than the

Public Highway Agreement, the Billboard Lease and this Agreement,

there are no other options, contracts, agreements or

understandings presently existing for the sale of all or a

portion of the Property.  There are no outstanding contracts for the performance of any work upon or with respect to the Property,

and Seller will not enter into any contracts or agreements which

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could give rise to any mechanic's or materialmen's liens against the Property or any portion thereof, without Buyer's prior

written consent, such consent not to be unreasonably withheld or delayed.  At Closing Seller shall execute and deliver such

affidavits or other instruments as the Title Company may

customarily require to insure that title at Closing is not

subject to any mechanic's or materialmen's claims (or to the right of any person to obtain the same on account of work done or materials supplied before Closing) or to the lien of any judgment obtained against Seller.

          6.1.5.  Persons Constituting "Seller":  The entities

described herein as constituting "Seller" are all of the persons or entities having any legal or beneficial ownership interest in the Property.

          6.2.  Mutual Representations:  To induce each other to

enter into this Agreement, each party hereto hereby represents to the other that it has been duly authorized and empowered to enter into this Agreement and to perform fully its obligations

hereunder, that this Agreement constitutes a valid, binding and enforceable obligation of such party and, except as provided herein, no further approvals are required to be obtained from any court, governmental agency or other third party in order for the obligations of such party to be fully effective.

          6.3.  Continuation of Representations:  At the Closing,

Buyer and Seller each shall be deemed to have represented and warranted to the other that its respective representations and

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warranties are true and accurate as of the Closing, which

representations and warranties, as well as the respective rights and obligations of such parties under the provisions of this

Section, shall survive the Closing.

          Section 7.  Additional Agreements:

          7.1.  At the Closing, Buyer and Seller shall enter into

an Assignment Agreement in the form of Exhibit D attached hereto relating to the assignment to Buyer of Seller's right, title and interest in the Public Highway Agreement.

          7.2.  At the Closing, Buyer and Seller shall enter into

a Limited License and Right of Entry Agreement in the form

attached hereto as Exhibit E which shall permit Seller to enter onto the Property after the Closing to remove light poles,

fixtures, equipment and fencing which is currently located on the

Property.

          7.3.  Grant of Temporary Easements:  Seller and Buyer

agree that NDOT may proceed with construction of the Highway

Project on portions of the Property and other property owned by

Seller prior to the Closing.  Such construction shall include,

without limitation, the following described work, all of which is shown on the plan attached hereto as Exhibit B.

                (i)  The construction of a temporary bypass for

                     Spring Mountain Road.

                (ii) The widening of the north edge of

                     Industrial Road including the relocation of

                     utility lines within the road right-of-way.

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                (iii) The construction of Fashion Show Lane

                      between Industrial Road to connect with Dio

                      Drive at existing Fashion Show Drive.

          Seller hereby agrees, without additional cost or

expense to NDOT or Buyer, to grant to NDOT and/or such parties as

NDOT shall designate, such temporary construction easements,

rights of entry or other agreements as NDOT shall reasonably request in order to perform the foregoing construction.  Buyer agrees that it shall take title to the Property subject to any such easements or agreements.

          7.4.  Confidentiality:  Buyer shall maintain

confidential and secret and shall not divulge, disclose or use,

any information obtained or created by Buyer as a result of its investigations on the Property or of the books and records of

Seller to the extent such information is not generally known to the public except in connection with Buyer's evaluation of the property, Buyer's efforts to finance Mall Expansion, Buyer's discussions with governmental officials for purposes of

completing due diligence, and except to employees, agents and consultants of Buyer actively involved with Buyer in the

development of expansion of Mall Expansion and who agree to the foregoing confidentiality provisions. In the event either Buyer or Seller terminates this Agreement, or upon the Closing Buyer shall promptly deliver to Seller, at no cost to Seller, all

tangible forms of any information provided to Buyer by Seller regarding Seller's business or the Property.

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          Section 8.  Condemnation:  If before the Closing any of

the Property is taken by condemnation or the exercise of any power of eminent domain, or if any formal notice of such a

condemnation is issued to Seller, other than the transactions contemplated under Section 5.1.1 hereof, Seller shall promptly notify Buyer thereof; and if, in Buyer's reasonable

determination, such a condemnation would adversely affect the development of the Mall in any material respect, Buyer may, not later than the tenth (10th) day after receiving such notice,

terminate this Agreement by giving Seller written notice thereof,

in which event the Deposit shall be returned to Buyer and the parties hereto shall thereafter have no liability to each other hereunder, other than Buyer's liability, if any, accrued under the provisions of Sections 5.1.2 and 7.4, which shall survive such termination.  If Seller gives such notice to Buyer and Buyer does not terminate this Agreement, (a) the Purchase Price shall not be reduced, but at the Closing Seller shall (i) pay to Buyer any award made for such condemnation which is received by Seller before the Closing, and (ii) assign to Buyer all of Seller's right, title and interest in and to any award made for such

condemnation after the Closing, and (b) Buyer may after the

Closing receive all of the proceeds of such condemnation and contest, in Seller's and/or Buyer's names, the validity of such condemnation and/or the amount of the proceeds offered or awarded therein, and (c) so long as this Agreement remains in effect

Buyer shall have the right to participate in any such

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condemnation proceeding, and the Seller shall not enter into any agreement settling such condemnation proceeding without Buyer's prior written consent, which shall not be unreasonably withheld or delayed.

          Section 9.  Default:

          9.1.  Buyer's Default:  If Buyer shall default in the

performance of its obligation to pay the Purchase Price at the

Closing hereunder, Seller shall be entitled, as its sole and exclusive remedy on account of such default, after such

declaration of default, to terminate this Agreement and retain the Deposit as liquidated damages, and upon such termination, the parties shall thereafter have no further obligation to each other hereunder, except for the Buyer's liability, if any, accrued under the provisions of Sections 5.1.2 and 7.4, which shall

survive such termination.  The parties hereto hereby agree that in the event of such a default by the Buyer, the actual damages thereby incurred by the Seller would be difficult to measure, and that the Seller's retention of the Deposit would in such

circumstances represent reasonable compensation to the Seller on account thereof.

          9.2.  Seller's Default:  If Seller shall default in the

performance of its obligation to convey the Property to Buyer at the Closing hereunder, the Buyer shall be entitled after such declaration of default to (i) seek specific performance and/or other injunctive relief, or (ii) terminate this Agreement, in which event the Deposit shall immediately be returned to the

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Buyer, whereupon this Agreement shall automatically terminate and the parties hereto shall thereafter have no further obligation hereunder, except for the Buyer's liability, if any, under the provisions of Sections 5.1.2 and Section 7.4, which shall survive such termination.  Notwithstanding the foregoing, in the event the Seller defaults in its obligation to convey the Property at

Closing or commits a default hereunder intentionally or in bad faith, and Buyer elects to terminate the Agreement as provided in

(ii) above, Buyer shall be entitled to receive liquidated damages from Seller in the amount of $250,000.

          9.3.  Notice and Opportunity to Cure:  Anything

contained in the foregoing provisions of this Section to the contrary notwithstanding, no party hereto shall be entitled to exercise any right or remedy hereunder, or at law or in equity,

on account of any default by any other party hereto (other than a failure by such party to complete the Closing in accordance with the provisions of this Agreement) unless it gives the defaulting party written notice of its intention to take such action at least ten (10) business days prior thereto, and unless during such period the defaulting party has not (i) cured such default,

or (ii) (if such default is not a failure to pay money and is not reasonably capable of being cured within such period) commenced curing such default, and thereafter diligently proceeded to

complete such cure.

          Section 10.  Notices:  Any notice, demand, consent,

approval, request or other communication or document to be

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provided hereunder to a party hereto (i) shall be in writing;

(ii) shall be (a) sent as certified or registered mail in the

United States mails, postage prepaid, return receipt requested,

or by overnight courier, to the address of such person which is set forth below or to such other address in the United States of

America as such person may designate from time to time by notice to the other, or (b) given by hand or other actual delivery to such person.

          If to Seller:      Treasure Island Corp.
                             3300 Las Vegas Boulevard South
                             Las Vegas, Nevada  89109
                             Attention:  Mark W. Russell, Esq.

          If to Buyer:       H-S Las Vegas Associates
                             c/o The Rouse Company
                             10275 Little Patuxent Parkway
                             Columbia, MD  21044
                             Attention:  Bruce I. Rothschild

               and to:       H-S Las Vegas Associates
                             c/o TrizecHahn Centers, Inc.
                             4350 LaJolla Village Drive
                             Suite 400
                             San Diego, CA  92122-1233
                             Attn:  Douglas L. Hageman
                                    Senior Vice-President and
                                    General Counsel

          Section 11.  Brokerage Commissions:  Each party

warrants and represents to the other that no broker, finder or other intermediary hired or employed by it is entitled to a

commission, finder's fee or other compensation based upon the transaction contemplated hereby and each party (the "Indemnitor")

shall indemnify and hold harmless the other party from and

against any and all liens, demands, liabilities, causes of

action, judgments, costs, claims, damages, suits, losses and

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

expenses, or any combination thereof, including attorneys' fees,

of any nature, kind or description, caused by or arising out of the claim of any broker, finder or other intermediary alleging to have been employed or hired by the Indemnitor, to a commission,

finder's fee or other compensation based upon the transactions contemplated hereby.

          Section 12.  Miscellaneous:

          12.1.  Effectiveness and Effective Date:  This

Agreement shall become effective on and only on its execution and delivery by each person named herein as a party hereto.  The

Effective Date of this Agreement shall be the last date as of which both parties have fully executed this Agreement.

          12.2.  Complete Understanding:  This Agreement

represents the complete understanding between the parties hereto as to the subject matter hereof, and supersedes all prior written or oral negotiations, representations, guaranties, warranties,

promises, statements or agreements between the parties hereto as to the Property, the condition thereof or any other matter

whatsoever, made or furnished by any real estate broker, agent,

employee or other person representing or purporting to represent any party hereto.  Without limiting the generality of the

foregoing, the parties hereto agree that this Agreement

supersedes the Letter of Intent and that the Letter of Intent is of no further force and effect whatsoever.

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<PAGEE>

          12.3.  Amendment:  This Agreement may be amended by and

only by an instrument, in writing, executed and delivered by each person named herein as a party hereto.

          12.4.  Waiver:  No party hereto shall be deemed to have

waived the exercise of any right which it holds hereunder unless such waiver is made expressly and in writing (and no delay or omission by any party hereto in exercising any such right shall be deemed a waiver of its future exercise).  No such waiver made as to any instance involving the exercise of any such right shall be deemed a waiver as to any other such instance, or any other such right.

          12.5.  Applicable Law:  This Agreement shall be given

effect and construed by application of the law of the State of

Nevada.

          12.6.  Headings:  The headings of the Sections,

subsections, paragraphs and subparagraphs hereof are provided herein only for convenience of reference and shall not be

considered in construing their contents.

          12.7.  Assigns:  This Agreement shall be binding upon

and inure to the benefit of the parties hereto and their

respective heirs, personal representatives, successors and

assigns in interest hereunder.

          12.8.  Severability:  No determination by any court,

governmental or administrative entity or otherwise that any

provision of this Agreement or any amendment hereof is invalid or unenforceable in any instance shall affect the validity or enforceability of (a) any other such provision, or (b) such provision in any circumstance not controlled by such

determination.  Each such provision shall be valid and

enforceable to the fullest extent allowed by, and shall be

construed wherever possible as being consistent with, applicable law.

          12.9.  Time of Essence:  Time is of the essence of this

Agreement.

          12.10.  Disclaimer of Partnership Status:  Nothing in

the provisions of this Agreement shall be deemed in any way to create between the parties hereto any relationship of

partnership, joint venture or association, and the parties hereto hereby disclaim the existence of any such relationship.

          12.11.  Foreign Investment in Real Property Tax Act of

1980:  An affidavit in the form attached hereto as Exhibit D shall be executed by Seller and shall be provided to Buyer at the

Closing.

          12.12.  Assignment:  Buyer may assign its interest in

this Agreement at any time hereafter only with the consent of

Seller, which consent shall not be unreasonably withheld, to a corporation, partnership, joint venture or other entity which directly or indirectly is controlled by The Rouse Company and/or

TrizecHahn Centers, Inc. ("Affiliate"), and, if such Affiliate shall assume all of the obligations of Buyer hereunder by an agreement in form and substance reasonably satisfactory to

Seller, upon such assignment and assumption Buyer shall be released from its obligations hereunder. Seller shall not assign its interest in this Agreement.

          IN WITNESS WHEREOF, each party hereto has executed this

Agreement or caused it to be executed on its behalf by its duly authorized representatives, as of the day and year first above written.

WITNESS or ATTEST:                SELLER:

                                  THE MIRAGE CASINO-HOTEL


SHARON THOMAS                     By: CHRIS NORDLING


                                  TREASURE ISLAND CORP.


BECKY QUINN                       By: JOHN STRZEMP


                                  BUYER:

                                  H-S LAS VEGAS ASSOCIATES

                                  By:  TRIZECHAHN CENTERS, INC.,
                                       General Partner


KACY TROPE                        By:  DOUGLAS L. HAGEMAN
                                       Senior Vice President and
                                       General Counsel

                                  By:  WAYNE FINLEY
                                       Sr. Vice President,
                                       Development

                                  By:  HOWARD HUGHES PROPERTIES
                                       LIMITED PARTNERSHIP,
                                       General Partner


BRUCE I. ROTHSCHILD                    By:  THE HOWARD
                                            HUGHES CORPORATION,
                                            General Partner

                                       By:  JEFFREY H. DONAHUE
                                              Vice-President

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